Exhibit 3.1

CERTIFICATE OF MERGER

OF

MONO LAKE MERGER SUB, INC.

(a Texas Corporation)

with and into

MONITRONICS INTERNATIONAL, INC.

(a Texas Corporation)

December 17, 2010

This CERTIFICATE OF MERGER (this “Certificate”) is being executed and filed pursuant to Section 10.151 of the Texas Business Organizations Code (the “TBOC”).  The undersigned hereby certify that:

1.               The name and jurisdiction of formation of each of the domestic entities which are parties to the Merger (as defined herein) (the “Constituent Parties”), are as follows:

Name	State of Formation	Type of Business Entity

Mono Lake Merger Sub, Inc.	Texas	Corporation

Monitronics International, Inc.	Texas	Corporation

2.               The Agreement and Plan of Merger, dated as of December 17, 2010 (the “Plan of Merger”), by and among Ascent Media Corporation (“Ascent”), Mono Lake Merger Sub, Inc. (“Merger Sub”), Monitronics International, Inc. (the “Company”) and, for limited purposes, ABRY Partners LLC (“ABRY”), providing for the merger (the “Merger”) of Merger Sub with and into the Company, with the Company as the surviving corporation (as such, the “Surviving Corporation”), has been approved, adopted and executed by each of the Constituent Parties in accordance with the provisions of Chapter 10 of the TBOC, as applicable, and the respective governing or constituent documents of each of the Constituent Parties. Merger Sub is a wholly-owned subsidiary of Ascent, and Ascent is a party to the Plan of Merger in its role as the parent company and sole shareholder of Merger Sub. ABRY is a party to the Plan of Merger in its capacity as the Company’s shareholder representative and paying agent for the merger consideration.

3.               The name of the Surviving Corporation will be Monitronics International, Inc., and it will continue in existence under the laws of the State of Texas.

4.               The executed Plan of Merger is on file at the principal place of business of each of the Surviving Corporation and Ascent at the following addresses:

Name	Address

Monitronics International, Inc.	2350 Valley View Lane Suite 100 Dallas, TX 75234

Ascent Media Corporation	12300 Liberty Boulevard Englewood, CO 80112

5.               On written request, a copy of the Plan of Merger will be furnished without cost by each of the Surviving Corporation or Ascent to any shareholder of any Constituent Party.

6.               Pursuant to the Plan of Merger, upon the Effective Time of the Merger, Articles One through Nine of the Company’s certificate of formation will be deleted in their entirety and replaced by the new Articles I through IX as show on attached Exhibit A.

7.               The Surviving Corporation will be responsible for the payment of all fees and franchise taxes and will be obligated to pay such fees and taxes if they are not timely paid.

8.               The effective date and time of the Merger shall be December 17, 2010 at such time as this Certificate is accepted for filing (the “Effective Time”).

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Certificate of Merger to be executed as of the date first set forth above.

MONITRONICS INTERNATIONAL, INC.

By:	/s/ Michael R. Meyers
Name:	Michael R. Meyers
Title:	VP and CFO

MONO LAKE MERGER SUB, INC.

By:	/s/ William E. Niles
Name:	William E. Niles
Title:	Executive Vice President

EXHIBIT A

Amendments to the Certificate of Formation of Monitronics International, Inc.

ARTICLE I
NAME

The name of the corporation is Monitronics International, Inc. (the “Company”).

ARTICLE II
ENTITY TYPE

The Company is a for-profit corporation.

ARTICLE III
PURPOSE

The purposes for which the Company is organized is the transaction of all lawful business for which corporations may be organized under the Texas Business Organizations Code.

ARTICLE IV
AUTHORIZED STOCK

The aggregate number of shares which the Company shall have authority to issue is 1,000 shares of common stock, par value of $.01 per share.

ARTICLE V
REGISTERED OFFICE

The address of the Company’s registered office is 211 E. 7th Street, Suite 620, Austin, TX 78701-3218, and the name of its registered agent at such address is Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company.

ARTICLE VI
DIRECTORS

The number of directors of the Company shall be fixed by, or in the manner provided in, the Bylaws of the Company. The number currently constituting the Board of Directors is two, and the names and addresses of the persons who are to serve as directors until their successors are elected and qualified are:

Name	Address

William R. Fitzgerald	12300 Liberty Boulevard Englewood, Colorado 80112

William E. Niles	520 Broadway, 5th Floor Santa Monica, CA 90401

ARTICLE VII

INDEMNIFICATION

A director of the Company shall not be liable to the Company or its shareholders for monetary damages for any act or omission in the director’s capacity as a director, except that this Article VIII does not eliminate or limit the liability of a director for:

(a)                                a breach of the director’s duty of loyalty to the Company or its shareholders;

(b)                               an act or omission not in good faith that constitutes a breach of duty of the director to the Company or that involves intentional misconduct or a knowing violation of the law;

(c)                                a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of a director’s duties; or

(d)                               an act or omission for which the liability of a director is expressly provided for by statute.

If Texas law is amended, after approval of the foregoing paragraph by the shareholder or shareholders of the Company entitled to vote thereon, to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by such statutes, as so amended.  Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

ARTICLE VIII

CONSENT OF SHAREHOLDERS IN LIEU OF MEETING

Any action required or permitted to be taken at any annual or special meeting of shareholders of the Company, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken shall be signed and dated by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be filed with the minutes of proceedings of the shareholders.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.

ARTICLE IX
SPECIAL MEETINGS

A special meeting of the shareholders of the Company, for any purpose or purposes, may be called by (a) the Board of Directors of the Company or the president of the Company (or in such person’s absence, in the manner provided in the Bylaws of the Company) or (b) not less than 50% of the shares of the Company entitled to vote.